Exhibit 21

Subsidiaries of the Company
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ePlus  Group,  inc.,  a  Commonwealth  of Virginia  corporation,  a wholly-owned subsidiary

ePlus Technology, inc., a Commonwealth of Virginia corporation, a wholly-owned subsidiary

ePlus Government, inc., a Commonwealth of Virginia corporation, a wholly-owned subsidiary

ePlus Capital, inc., a State of Delaware corporation, a wholly-owned subsidiary

ePlus Content Services, inc., a Commonwealth of Virginia corporation, a wholly-owned subsidiary

ePlus Systems, inc., a Commonwealth of Virginia corporation, a wholly-owned subsidiary

ePlus Canada Company, registered in Canada, a wholly-owned subsidiary of ePlus Capital, inc.

MLC Leasing, SA. de CV., registered in Mexico, a wholly-owned subsidiary of ePlus Group, inc. and ePlus Technology, inc.

ePlus Document Systems, inc., a Commonwealth of Virginia corporation, a wholly-owned subsidiary

ePlus Information Holdings, inc., a Commonwealth of Virginia, a wholly-owned subsidiary